Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

FIRST FINANCIAL NORTHWEST, INC.

Of up to $40,000,000 in value of shares of its Common Stock
At a Purchase Price Not Less Than $13.00 and Not More Than $14.00 Per Share

 THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 9, 2016, UNLESS THE TENDER
OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE
EXTENDED, THE "EXPIRATION DATE").

        First Financial Northwest, Inc., a Washington corporation ("First Financial," the "Company," "we," "us," or "our"), hereby offers to purchase for cash up to $40.0 million in aggregate value of shares of its issued and outstanding common stock, par value $0.01 per share (the "shares"), at a price not less than $13.00 and not more than $14.00 per share (the price as determined as provided herein, the "Purchase Price"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the "tender offer materials"). The terms and conditions set forth in the tender offer materials collectively constitute the "tender offer."

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, and accepted for payment, taking into account the total number of shares tendered pursuant to the tender offer and the prices specified by tendering shareholders. We will select the lowest Purchase Price (in increments of $0.10), of not less than $13.00 and not more than $14.00 per share, that will allow us to purchase that number of shares properly tendered and not properly withdrawn pursuant to the tender offer having an aggregate Purchase Price not exceeding  $40.0 million. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn at the Purchase Price.

        As of  June 30, 2016, there were 13,327,916 shares issued and outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $13.00, we would purchase 3,076,923 shares and if the Purchase Price per share is $14.00, we would purchase 2,857,142 shares, representing approximately 23.1% and 21.4%, respectively, of our outstanding shares as of June 30, 2016.

        We will purchase at the same Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and "odd lot" priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer's proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

        THE TENDER OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        Our shares are listed and traded on The Nasdaq Stock Market LLC’s Global Select Market ("NASDAQ") under the trading symbol "FFNW." On July 11, 2016, the last reported sale price of the shares on NASDAQ was $13.50 per share. You are urged to obtain current market quotations for the shares. See Section 8.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager and Information Agent for the Tender Offer is:

Keefe, Bruyette & Woods
A Stifel Company

The date of this Offer to Purchase is July 13, 2016

IMPORTANT

        Questions and requests for assistance may be directed to Keefe, Bruyette & Woods, Inc., the dealer manager and information agent for the tender offer (the "Dealer Manager/Information Agent"), at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Dealer Manager/Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

        If you want to tender all or some of your shares, you must do one of the following before the Expiration Date of the tender offer:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the tender offer (the "Depositary"), at one of its addresses shown on the Letter of Transmittal;

•
if you are an institution participating in The Depository Trust Company, which we refer to as the "DTC" or the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested options to purchase shares under our equity incentive plans, or of options to purchase shares under our equity incentive plans that will vest prior to the Expiration Date, you may exercise your vested options in accordance with the terms of the applicable equity incentive plan and tender any of the shares issued upon such exercise; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the tender offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on August 2, 2016) in order to provide you with sufficient time to validly tender the shares in the tender offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

       If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." If you agree to accept the Purchase Price determined in the tender offer, your shares will be deemed to be tendered at the minimum price of $13.00 per share. You should understand that this election may lower the Purchase Price paid for all purchased shares in the tender offer and could result in your shares being purchased at the minimum price of $13.00  per share.  Shareholders properly tendering shares at $13.00 per share (the minimum Purchase Price pursuant to the tender offer) can reasonably expect to have at least a portion of such shares purchased at the

Purchase Price if any shares are purchased pursuant to the tender offer (subject to the provisions relating to "odd lot" priority).

        TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

        THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER SHALL BE DEEMED TO BE MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

        SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER/INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS, EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP") AND THE FIRST FINANCIAL NORTHWEST FOUNDATION  ("FOUNDATION") HAVE INFORMED THE COMPANY THAT THEY WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		9
INTRODUCTION		11
THE TENDER OFFER		13
1.	Number of Shares; Proration	13
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	15
3.	Procedures for Tendering Shares	17
4.	Withdrawal Rights	21
5.	Purchase of Shares and Payment of Purchase Price	22
6.	Conditional Tender of Shares	23
7.	Conditions of the Tender Offer	23
8.	Price Range of Shares; Dividends	25
9.	Source and Amount of Funds	25
10.	Certain Information Concerning Us	26
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	27
12.	Legal Matters; Regulatory Approvals	30
13.	Certain U.S. Federal Income Tax Consequences	30
14.	Extension of the Tender Offer; Termination; Amendment	32
15.	Fees and Expenses; Dealer Manager/Information Agent; Depositary	33
16.	Miscellaneous	33

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        We (First Financial Northwest, Inc.) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

        We are conducting an offer by means of a modified "Dutch auction." We are offering to purchase for cash shares having an aggregate Purchase Price of no more than $40.0 million, upon the terms and subject to the conditions of the tender offer, at prices specified by the tendering shareholders (in increments of $0.10) of not less than $13.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest Purchase Price (in increments of $0.10), of not less than $13.00 and not more than $14.00 per share, that will allow us to purchase that number of shares properly tendered and not properly withdrawn pursuant to the tender offer having an aggregate Purchase Price not exceeding   $40.0 million. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn at the Purchase Price. See Section 1.

      All shares purchased in the tender offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if shares having an aggregate value in excess of $40.0 million are properly tendered and not properly withdrawn.

        If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $13.00 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $13.00 per share.

How was the price range under the tender offer determined?

        We determined the price range under the tender offer based on consultations among our management, our advisors and our Board of Directors. Based on such consultations, we arrived at the price range of $13.00 to $14.00per share, which we believe is a range within which our shareholders might sell their shares to the Company. The actual value and trading price of the shares on NASDAQ may be lower or higher than the price range at which we are offering to purchase shares.

When and how will the Company pay for the shares I tender?

        Promptly following the Expiration Date, we will determine and publicly announce the Purchase Price after it is determined. We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the tender offer (including the "odd lot" priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date. Payment of the Purchase Price will be made to all shareholders who have properly tendered (and have not properly withdrawn) their shares that have been accepted for payment at prices equal to or less than the Purchase Price by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment.  See Section 5.

How many shares will the Company purchase?

        We will purchase that number of shares having an aggregate Purchase Price of $40.0 million, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $13.00 we would purchase up to 3,076,923 shares and if the Purchase Price per share is $14.00 we would purchase 2,857,142 shares, representing approximately 23.1% and 21.4%, respectively, of our outstanding shares as of the date of this Offer to Purchase.

        In addition, if shares having an aggregate Purchase Price of more than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

        The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the shares?

        We will use our available cash on hand to purchase shares in the tender offer and to pay related expenses. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Expiration Date. The tender offer will expire at 12:00 midnight, New York City time, on August 9, 2016, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Sections 1 and 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        Yes. We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

        We will issue a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled or announced Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

        The First Financial Board of Directors (the "Board of Directors") determined that, consistent with our long-term goal of maximizing shareholder value, it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so.  The tender offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without the potential disruption to the share price that can result from market sales.  In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is an efficient mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of First Financial Northwest Bank and we believe such capital ratios will continue to support our planned  growth and other strategic options. In addition, our Board of Directors believes the tender offer provides shareholders with an opportunity to sell all or a portion of their shares, without the usual transaction costs such as brokers’ fees and commissions inherent in open market purchases and sales.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•
No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer.

•
No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred.

•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•
No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

•
No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index by more than 10% from the close of trading on July 12, 2016, the last trading day prior to the announcement by the Company of its intention to make the tender offer.

•
No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
No tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer.

•	The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on NASDAQ or cause the shares to be subject to deregistration under the Exchange Act.

        The tender offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

        To tender your shares, you must do one of the following before the Expiration Date of 12:00 midnight, New York City time, on August 9, 2016, unless the tender offer is extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•
if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in the DTC, or the "Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in Section 3; or

•
If you are a holder of vested options to purchase shares under our equity incentive plans, or of options to purchase shares under our equity incentive plans that will vest prior to the Expiration Date, you may, exercise your vested options in accordance with the terms of the applicable equity incentive plan and tender any of the shares issued upon such exercise; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the tender offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on August 2, 2016) in order to provide you with sufficient time to validly tender the shares in the tender offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the tender offer are not purchased in the tender offer for any reason.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Shareholder," indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer", in which case you will be deemed to have tendered your shares at the minimum price of $13.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $13.00 PER SHARE).

        If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $13.00 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the tender offer. See Section 8 for recent market prices for shares of our common stock.

       You may contact the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

        As of June 30, 2016, we had 13,327,916 shares of common stock outstanding.  At the minimum price of $13.00 per share, we would purchase 3,076,923 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 23.1% of our outstanding shares as of June 30, 2016. At the maximum price of $14.00 per share, we would purchase 2,857,142 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 21.4% of our outstanding shares as of June 30, 2016. If the tender offer is fully subscribed at the minimum price, we will have 10,250,993 shares outstanding immediately following the purchase of shares tendered in the tender offer. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 10,470,774 shares outstanding immediately following the purchase of shares tendered in the tender offer. The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.

        If any of our shareholders:

•	who hold shares in their own name as holders of record, or

•	who are "registered holders" as participants in DTC's system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Shareholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

        The tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from NASDAQ and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). If we purchase 3,076,923 shares in the tender offer, we would have 10,250,993 shares outstanding following completion of the tender offer (based on the number of shares outstanding as of June 30, 2016). See Section 2.

How do holders of vested stock options for shares participate in the tender offer?

        Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable equity incentive plan and tender the shares received upon such exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity incentive plan and stock option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the tender offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on August 2, 2016) in order to provide you with sufficient time to validly tender the shares in the tender offer.  Holders of vested but unexercised options should note that such an exercise could not be revoked even if all or a portion of the shares received upon the exercise thereof and tendered in the tender offer are not purchased by us for any reason. Holders of options to purchase shares under our equity incentive plans that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Information Agent.

        If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for prorated purchases described in Section 1. We strongly encourage holders of vested but unexercised options to discuss the tender offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock options or other restricted equity interests may not tender shares represented by such interests unless they are fully vested or will be prior to the Expiration Date.

May I tender only a portion of the shares that I hold?

        Yes. You do not have to tender all of the shares that you own to participate in the tender offer.

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, on August 9, 2016, unless we extend or withdraw the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, on September 7, 2016 (the fortieth business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares. See Section 4.

In what order will the Company purchase the tendered shares?

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate Purchase Price in excess of $40.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

•
first, from all shareholders of "odd lots" (persons who own less than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date of the tender offer;

•
second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date of the tender offer; and

•
third, if necessary to permit us to purchase shares having an aggregate Purchase Price of $40.0 million, from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date of the tender offer.

        Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

        While our Board of Directors has authorized the tender offer, it has not, nor has the Company, the Dealer Manager/Information Agent or the Depositary, made any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company's directors and executive officers, the ESOP or the Foundation tender shares in the tender offer?

        The Company's directors and executive officers, the ESOP and the Foundation have informed the Company that they will not tender any of their shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

        The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate Purchase Price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

What is a recent market price for the shares?

        On July 11, 2016, the closing price of the shares on NASDAQ was $13.50 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

        Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a dividend. You should consult your tax advisor regarding the U.S. federal income tax consequences of the tender offer to you. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?

        The Information Agent can help answer your questions and any other requests for assistance. The Information Agent for the tender offer is Keefe, Bruyette & Woods, Inc. Please call 877-892-9475 Monday through Friday from 10:00 a.m. to 4:00 p.m., New York City time, or write to Keefe, Bruyette & Woods, Inc., at 787 Seventh Avenue, 4th Floor, New York, NY 10019.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Offer to Purchase constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to:

•    the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs, that may be affected by deterioration in the housing and commercial real estate markets, and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves;

•    changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources;

•    fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•    results of examinations of us by the Federal Reserve Bank of San Francisco ("Federal Reserve") and our bank subsidiary by the Federal Deposit Insurance Corporation ("FDIC"), the Washington State Department of Financial Institutions, Division of Banks ("DFI") or other regulatory authorities, including the possibility that any such regulatory authority may initiate an enforcement action against the Company or First Financial Northwest Bank which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position, affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings;

•    our ability to pay dividends on our common stock;

•    our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•    computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy;

•    our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; costs and effects of litigation, including settlements and judgments;

•    increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits;

•    legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules, including as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets;

•    inability of key third-party providers to perform their obligations to us;

•    changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and

•    the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services.

        You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, including Item 1A, "Risk Factors," in such report, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as well as our other filings with the Commission, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements.

        Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

INTRODUCTION

To the Holders of our Common Stock:

        First Financial Northwest, Inc., a Washington corporation, hereby offers to purchase for cash up to $40.0 million in aggregate value of shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a price not less than $13.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest. In addition, if shares with an aggregate Purchase Price of more than $40.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

         Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, and accepted for payment, taking into account the total number of shares tendered pursuant to the tender offer and the prices specified by tendering shareholders. We will select the lowest Purchase Price (in increments of $0.10), of not less than $13.00 and not more than $14.00 per share, that will allow us to purchase that number of shares properly tendered and not properly withdrawn pursuant to the tender offer having an aggregate Purchase Price not exceeding  $40.0  million. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn at the Purchase Price.

         All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

        The tender offer will expire at 12:00 midnight, New York City time, on the Expiration Date, unless extended or withdrawn. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or withdraw the tender offer.

        In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including consequences under the Internal Revenue Code of 1986, as amended (the "Code"), our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of First Financial Northwest Bank, the expected availability and cost of financing, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

        Based on this review, our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our shareholders.

        The tender offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares. In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is an efficient mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords shareholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of

Directors believes the tender offer provides shareholders with an opportunity to sell  all  or a portion of their shares, without potential disruption to the share price and the usual transaction costs such as brokers' fees and commissions inherent in open market purchases and sales.

        The tender offer is not conditioned upon any financing or minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

        WHILE OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER/INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS, ESOP AND THE  FOUNDATION HAVE INFORMED THE COMPANY THAT THEY WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate Purchase Price in excess of $40.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

•
first, from all holders of "odd lots" (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•
second, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•
third, if necessary to permit us to purchase shares having an aggregate Purchase Price of $40.0 million, from shareholders who have tendered shares subject to the condition that a specified minimum number of the shareholder's shares be purchased if any of the shareholder's shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

        We will pay the Purchase Price in cash to the tendering shareholder, less any applicable withholding taxes and without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

        In addition, holders of vested but unexercised stock options may, subject to the terms and conditions of the applicable equity incentive plans and the applicable stock option agreement, exercise such options and tender some or all of the shares issued upon such exercise in accordance with the Company's policies and procedures for the applicable equity incentive plan;however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the tender offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on August 2, 2016) in order to provide you with sufficient time to validly tender the shares in the tender offer. Holders of unvested stock options or other restricted equity interests may not tender shares represented by such interests unless they are fully vested or will be prior to the Expiration Date. See Sections 3 and 11 for more information on the stock option plans generally.

         We will pay all fees and expenses incurred in connection with the tender offer by Keefe Bruyette & Woods, Inc., the Dealer Manager/Information Agent for the tender offer, and Computershare Trust Company, N.A. ("Computershare"), the Depositary for the tender offer. See Section 15.

        As of June 30, 2016, we had 13,327,916 shares of our common stock issued and outstanding. The maximum of 3,076,923 shares that we are offering to purchase represent approximately 23.1% of the shares then outstanding. The shares are listed and traded on NASDAQ. On July 11, 2016, the last reported sale price of the shares on NASDAQ was $13.50 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

        This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the tender offer.

THE TENDER OFFER

1.     Number of Shares; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $40.0 million of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price determined by us of not less than $13.00 and not more than $14.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if shares having an aggregate Purchase Price of more than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the terms and subject to the conditions of the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date.

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

        However, if we:

•
increase the maximum price to be paid above $14.00 per share or decrease the price to be paid below $13.00 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•
increase the aggregate Purchase Price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate Purchase Price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., midnight, New York City time.

        In accordance with the instructions to the Letter of Transmittal, shareholders desiring to tender shares must specify the price (in increments of $0.10), not less than $13.00 and not more than $14.00 per share, at which they are willing to sell their shares to the Company. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $13.00 or as high as $14.00. If tendering shareholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that such shareholder's shares will be deemed to be tendered at the minimum price of $13.00 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in such shareholder's shares being purchased at the minimum price of $13.00 per share.

        THE TENDER OFFER IS NOT CONDITIONED ON FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

        Priority of Purchases.    If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate Purchase Price of less than $40.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate Purchase Price in excess of $40.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of "odd lots" (as defined below) who:

(1)	tender at or below the Purchase Price all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

(2)	complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•
second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•
third, if necessary to permit us to purchase shares having an aggregate Purchase Price of $40.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a shareholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

        Odd Lots.    The term "odd lots" means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such shareholder's shares pursuant to the tender offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such shareholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (excluding odd lot holders). The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Shareholders may obtain preliminary proration information from the Dealer Manager/Information Agent and may be able to obtain such information from their brokers.

       The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.  As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    Our Board of Directors determined that, consistent with our long-term goal of maximizing shareholder value, it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so.  The tender offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without the potential disruption to the share price that can result from market sales.  In particular, our Board of Directors believes the modified "Dutch auction" tender offer set forth in this Offer to Purchase is an efficient mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. The Board of Directors considered the likely effect that repurchasing shares of our common stock would have on our capital ratios and the capital ratios of First Financial Northwest Bank and we believe such capital ratios will continue to support our planned growth and other strategic options. In addition, our Board of Directors believes the tender offer provides shareholders with an opportunity to sell all or a portion of their shares, without the usual transaction costs such as brokers' fees and commissions inherent in open market purchases and sales. Further, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in transactions on NASDAQ.   While our Board of Directors has approved the tender offer, none of the Company, our Board of Directors, the Dealer Manager/Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price you might tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender such shares. In so doing, you should read carefully all of the information in this Offer to Purchase, and in the other tender offer materials, including our reasons for making the tender offer. See Section 2. The Company's directors and executive officers, ESOP and the Foundation have informed the Company that they will not tender any of their shares in the tender offer. See Section 11.

        Certain Effects of the Tender Offer.    As of June 30, 2016, we had 13,327,916 shares of common stock outstanding Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price per share is $13.00, we would purchase 3,076,923 shares and if the Purchase Price per share is $14.00, we would purchase 2,857,142 shares, representing approximately 23.1% and 21.4%, respectively, of our outstanding shares as of the date of this Offer to Purchase. Shareholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

        The tender offer will reduce our "public float," which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in stock prices significantly higher or lower than the Purchase Price and reduced liquidity in the trading of our shares following completion of the tender offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future. Shareholders who choose not to participate in the tender offer will have a greater ownership percentage of our outstanding shares following the consummation of the tender offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of shares or proration may also have a greater ownership percentage of our outstanding shares following the consummation of the tender offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of shares in the tender offer. We can also give no assurance  that we will not issue additional shares or other equity interests in the  future.

        Based on the published guidelines of NASDAQ and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting of the remaining shares on NASDAQ. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

        The accounting for our purchase of shares in the tender offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate Purchase Price of the shares we purchase. Following completion of the tender offer, we will continue to have a strong capital position, and our subsidiary bank will continue to qualify as a "well capitalized" financial institution under the prompt corrective action regulations of the FDIC.

        We believe the tender offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

         Shares purchased pursuant to the tender offer will be cancelled and retired. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law and regulation or the rules of NASDAQ. We have no current plans for the issuance of shares purchased in this tender offer.

        We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

        On April 27, 2016, our Board of Directors declared a quarterly dividend for the quarter ended March 31, 2016, of $0.06 per share of common stock, payable on June 24, 2016 to shareholders of record at the close of business on June 10, 2016.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

•	any material change in our indebtedness or our capitalization;

•
any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock ceasing to be authorized to be quoted on NASDAQ;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and the settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        After completing the tender offer, we may consider from time to time various means of returning additional excess capital to shareholders, including cash dividends, open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

•
the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

        In accordance with the instructions to the Letter of Transmittal, each shareholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Shareholder" in the Letter of Transmittal the price (in increments of $0.10) at which they are tendering shares or (2) "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer. Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the tender offer. In the event the shareholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $13.00 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $13.00 per share.

        A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such shareholder is tendering shares. In no event may a shareholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

        SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

        The proper tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the tender offer.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Book-Entry Delivery.    The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the "DTC" or the "Book-Entry Transfer Facility") for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent's Message (as defined below) and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Dealer Manager/Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned "Special Delivery Instructions" or captioned "Special Payment Instructions" in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Guaranteed Delivery.    If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

•
the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Stock Options.    We are not offering, as part of the tender offer, to purchase any outstanding options and tenders of options will not be accepted. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable equity incentive plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See "Proper Tender of Shares" above. Please be advised that it is the option holder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity incentive  plan and stock option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the tender offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on August 2, 2016) in order to provide you with sufficient time to validly tender the shares in the tender offer.  An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. Holders of options to purchase shares that will vest prior to the Expiration Date may request copies of this Offer to Purchase, the Letter of Transmittal and related documents from the Dealer Manager/Information Agent.

        U.S. Federal Income Tax Withholding.    To prevent the potential imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the tender offer, prior to receiving such payments, each holder accepting the tender offer who has not previously submitted to the Company a correct, completed and signed IRS Form W-9 ("Form W-9") (for U.S. Holders, as defined in Section 13) or IRS Form W-8BEN or IRS Form W-8BEN-E ("Form W-8BEN"), IRS Form W-8IMY ("Form W-8IMY"), IRS Form W-8ECI ("Form W-8ECI"), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 13), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

        Tender Constitutes an Agreement.    The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty to us that: (1) the shareholder has a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification. Our interpretations of the terms of and conditions to the tender offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction.

        Return of Unpurchased Shares.    If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the Expiration Date or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

        Lost, Stolen, Destroyed or Mutilated Certificates.    Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Computershare as Transfer Agent for our shares, at (800) 546-5141 or at one of its addresses set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER/INFORMATION AGENT OR DTC. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER/INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     Withdrawal Rights.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on September 12, 2016, the fortieth business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

        If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

        Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal which determination will be final and binding on all persons participating in the tender offer, subject to such tender offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of the Company, the Dealer Manager/Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

 5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate Purchase Price of up to $40.0 million in aggregate value for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        We will pay for shares purchased under the tender offer by depositing the aggregate Purchase Price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

        ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE SECTION 3.

6.     Conditional Tender of Shares.

        Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder wishing to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his, her or its own financial and tax advisors.

        After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant the "Shares Tendered at Price Determined Pursuant to the Tender Offer" alternative would result in an aggregate Purchase Price of more than $40.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate Purchase Price of $40.0 million (or such greater amount as we may elect to purchase, subject to applicable law), then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after July 13, 2016 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date, any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)
there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)
there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) makes the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)
there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on July 12, 2016, the last trading day prior to the announcement by the Company of its intention to make the tender offer;

(5)
there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)
a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer); or

(7)
the Company shall not have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on NASDAQ or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding on all parties subject to such tender offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been "cured" or ceasing to exist.

8.     Price Range of Shares; Dividends.

        The shares are listed and traded on NASDAQ under the trading symbol "FFNW." The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on NASDAQ.

	Market Price
	High	Low	Dividends
2014
First Quarter	$10.98	$10.03	$.05
Second Quarter	11.25	9.99	.05
Third Quarter	11.26	10.21	.05
Fourth Quarter	12.39	10.00	.05
2015
First Quarter	$12.60	$11.82	$.06
Second Quarter	12.71	11.49	.06
Third Quarter	12.78	11.61	.06
Fourth Quarter	14.00	11.97	.06
2016
First Quarter	$13.88	$12.51	$.06
Second Quarter	13.89	12.55	.06
Third Quarter (through July 11, 2016)	13.60	12.88	--

        On July 11, 2016, the last reported sale price of the shares on NASDAQ was $13.50 per share. We urge shareholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

        The holders of our shares participate proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On April 27, 2016, our Board of Directors declared a quarterly dividend for the quarter ended March 31, 2016, of $0.06 per share of common stock, payable on June 24, 2016 to shareholders of record at the close of business on June 10, 2016.

9.     Source and Amount of Funds.

        Assuming the tender offer is fully subscribed  at $14.00 per share (which is the maximum price per share pursuant to the tender offer), we expect the aggregate Purchase Price for the shares acquired pursuant to the tender offer, together with all related fees and expenses, to be approximately $40.5 million. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. The tender offer is not subject to a financing contingency.

10.   Certain Information Concerning Us.

        General.    First Financial Northwest, Inc. is a bank holding company that was incorporated in the State of Washington in June 2007 and is headquartered in Renton, Washington. Its primary operations are conducted through its wholly owned subsidiary, First Financial Northwest Bank. The address of its principal executive office is 201 Wells Avenue South, Renton, Washington 98057 and its telephone number is (425) 255-4400. Its internet address is www.ffnwb.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

        Additional Information About Us.    We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission's website, www.sec.gov, and inspected at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.

        Incorporation by Reference.    The rules of the Commission allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed "filed" rather than "furnished").

SEC Filings	Period or Date of Report
First Financial Northwest, Inc. Annual Report on Form 10-K	Year ended December 31, 2015
First Financial Northwest, Inc. Quarterly Reports on Form 10-Q	Quarter ended March 31, 2016
First Financial Northwest, Inc. Current Reports on Form 8-K (filed)	February 4, 2016, March 23, 2016 and June 15, 2016

        These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials filed on Schedule 14A on April 28, 2016 ("Definitive Proxy Statement").

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain the documents described under "Additional Information About Us" and any of the documents incorporated by reference in this Offer to Purchase from the Commission's website at www.sec.gov. You can also obtain the documents described under "Additional Information About Us" and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, First Financial Northwest, Inc., 201 Wells Avenue South, Renton, Washington 98057.  Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of June 30, 2016, we had 13,327,916 shares of common stock outstanding.  The maximum number of 3,076,923 shares we are offering to purchase pursuant to the tender offer represent approximately 23.1% of the shares outstanding as of June 30, 2016. As of June 30, 2016, our directors and executive officers as a group (ten persons) beneficially owned an aggregate of 983,109 shares of our common stock, representing approximately 7.38% of our outstanding shares. Our directors and executive officers, the ESOP and the Foundation have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer.

        The following table shows, as of June 30, 2016, information regarding the beneficial ownership of our common stock by (i) each of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers for 2015; (ii) each director and (iii) all current directors and executive officers as a group. Assuming we purchase 3,076,923 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, the directors and executive officers as a group will beneficially own approximately 9.59% of our outstanding shares. The percentages outstanding are based on 13,327,916 shares of common stock outstanding as of June 30, 2016. The business address of each of our directors and executive officers is 201 Wells Avenue South, Renton, Washington 98057.

Name	Number of Shares Beneficially Owned		Percent of Class	Percent of Class After Tender Offer (Assuming We Purchase 3,076,923 Shares and Directors, Executive Officers and Associates Do Not Tender)
Joann E. Lee	164,559	(1)	1.23%	1.61%
Gary F. Kohlwes	220,682	(2)	1.66%	2.15%
Gary F. Faull	174,282		1.31%	1.70%
Daniel L. Stevens	4,842		*	*
Joseph W. Kiley III**	104,194		*	1.02%
Kevin D. Padrick	102,342	(3)	*	1.00%
Richard P. Jacobson**	32,982		*	*
Roger H. Molvar	2,342		*	*
Simon Soh	88,569		*	*
Ronnie J. Clariza	88,315		*	*
All directors and executive officers as a group (10 persons)	983,109		7.38%	9.59%
______________
*	Less than one percent of shares outstanding.
**	Also a named executive officer.
(1)	Includes 15,000 shares owned solely by her spouse.
(2)	Includes 25,000 shares owned solely by his spouse, as well as 9,000 shares owned as custodian for minors.
(3)
Represents stock options granted under the Stock Option Agreement between Mr. Padrick and Stilwell Value LLC entered into on March 15, 2013 and amended on July 5, 2016 (the "Option Agreement"). The most recent copy of the Option Agreement is contained in  Amendment No. 19 to the Schedule 13D filed by the Stilwell Group (as defined in footnote five to the beneficial ownership table below) with the Commission on July 6, 2016. For additional information please see "Stock Plans and Director Compensation - Stock Option Agreement with Director Kevin D. Padrick" below.

        Shareholders Beneficially Owning More Than 5%.    The following table from our Definitive Proxy Statement on Schedule 14A shows, as of the voting record date of April 18, 2016 for shareholders that were entitled to vote at our 2016 Annual Meeting of Shareholders held on June 15, 2016, the number of shares of our common stock beneficially owned by any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities. The percentages outstanding are based on 13,442,110 shares of common stock issued and outstanding as of April 18, 2016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
First Financial Northwest, Inc. Employee Stock Ownership Plan 201 Wells Avenue South Renton, Washington 98057	1,335,645	(2)	9.94%

First Financial Northwest Foundation P.O. Box 419 Renton, Washington 98057	1,289,000	(3)	9.59%

Craig A. White 136 Heber Avenue, Suite 204 Park City, Utah 84060	1,362,500	(4)	10.14%

Joseph Stilwell 111 Broadway, 12th Floor New York, New York 10006	1,191,901	(5)	8.87%

Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas 78746	985,509	(6)	7.33%
___________________________
(1)
For directors and executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power. The amounts shown also include the following number of shares that the indicated individuals have the right to acquire within 60 days of April 18, 2016 through the exercise of stock options granted pursuant to the 2008 Equity Incentive Plan: Ms. Lee, 82,940 shares; Dr. Kohlwes and Mr. Faull, 97,940 shares each; Mr. Kiley, 60,000 shares; Mr. Padrick, 100,000 shares (granted pursuant to the terms of the Option Agreement discussed in footnote 3 to the table above); Mr. Jacobson, 24,000 shares; Mr. Soh, 35,000 shares; Mr. Clariza, 50,000 shares; and all executive officers and directors as a group, 551,820 shares.

(2)	The ESOP has sole voting power with respect to 761,759 shares, shared voting power with respect 573,885 shares and sole dispositive power with respect to 1,335,645 shares.
(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Financial Northwest Bank for the purpose of furthering our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders.

(4)	Based solely on a Schedule 13D dated January 28, 2008, regarding shares owned as of that date, reporting sole voting and dispositive power over the shares.
(5)
Based solely on a Schedule 13D/A dated June 26, 2015, regarding shares owned as of that date. According to that filing, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., Stilwell Associates, L.P., Stilwell Value LLC and Joseph Stilwell (the "Stilwell Group") have shared voting and dispositive power over the shares.

(6)	Based solely on a Schedule 13G/A dated February 9, 2016, regarding shares owned as of December 31, 2015, reporting sole voting power over 946,118 shares and sole dispositive power over 985,509 shares.

    Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, or our subsidiaries' directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as pursuant to the recently terminated and/or suspended trading plans of the Company, and the award of restricted stock, described below.

         Stock Plans and Director Compensation.

         2016 Equity  Incentive Plan.    Under the 2016 Equity Incentive Plan ("2016 Plan"), the compensation committee of the Board of Directors has the authority to grant, from time to time, awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and  restricted stock units to eligible persons.  The plan was approved by the Company's shareholders at the annual meeting held on June 15, 2016. The Company also maintains the 2008 Equity Incentive Plan ("2008 Plan") and has restricted stock and stock options that have been issued pursuant to the 2008 Plan.  No additional awards will be made pursuant to the 2008 Plan as a result of the adoption of the 2016 Plan. On June 15, 2016, 2,342 shares of restricted stock were awarded to each non-employee director pursuant to the 2016 Plan. These shares of restricted stock immediately vested and were awarded in lieu of director fees.

Stock Option Agreement with Director Kevin D. Padrick.  In connection with Kevin D. Padrick's appointment to the First Financial Board of Directors in 2013, Mr. Padrick, the Stilwell Group and First Financial entered into an agreement with respect to Mr. Padrick's service on the First Financial Board of Directors, which agreement has expired.

In connection with Mr. Padrick's agreement to serve on the First Financial Board, the Stilwell Group also entered into the Option Agreement which awarded Mr. Padrick an option to purchase 100,000 shares of First Financial common stock owned by the Stilwell Group at an exercise price of $8.05 per option share. The Option Agreement provides that the stock options awarded to Mr. Padrick vested immediately, as amended on July 5, 2016, and will expire on the earlier of: (i) a change in control of First Financial, as defined in the Option Agreement; (ii) September 15, 2016 or such other date mutually agreed to by the parties pursuant to the Option Agreement; and (iii) the fifteenth business day following a transaction in which the Stilwell Group disposes of all its shares in First Financial.  Mr. Padrick will receive upon the exercise and payment of his option either (i) First Financial stock, or in the case of a change in control, shares of another entity into or for which the option shares have been converted or exchanged, or (ii) cash if the Stillwell Group receives a cash payment in connection with a change in control or disposition of all of its shares it holds in First Financial, which is the difference between $8.05 (the exercise price of the option) and the dollar value per share received by the Stilwell Group,  multiplied by the number of option shares not previously exercised.  In addition, the exercise price of the option is reduced by the amount of cash dividends paid during the term of the Option Agreement.  In the event the Stilwell Group tendered all of its shares and all of these shares were accepted for purchase in the tender offer at the maximum price per share of $14.00, Mr. Padrick would receive approximately $663,000 upon his exercise of the option.  As a result of this potential payment, Mr. Padrick abstained from voting on the Company’s decision to proceed with this tender offer.

        Agreements, Arrangements or Understandings.   Except (1) as otherwise described herein, (2) for the compensation of our directors described in our Definitive Proxy Statement on Schedule 14A under the headings "Director’s Compensation" and "Executive Compensation," as filed with the Commission on April 28, 2016, (3) for the employment agreements and supplemental retirement agreement described in our Definitive Proxy Statement on Schedule 14A, under the heading "Executive Compensation," as filed with the Commission on April 28, 2016, (4) for the outstanding stock options and stock awards granted to our directors, executive officers and other employees pursuant to the ESOP and our equity compensation plans, which are described under the headings "Compensation Discussion and Analysis," "Director’s Compensation" and "Executive Compensation," in the Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 28, 2016, and (5) loans made to our directors and executive officers by First Financial Northwest Bank in the ordinary course of business described in our Definitive Proxy Statement on Schedule 14A under the heading "Transactions with Related Persons" as filed with the Commission on April 28, 2016, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.   Legal Matters; Regulatory Approvals.

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of shares as contemplated by our tender offer  or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by our tender offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under our tender offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.  Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

        Bank Regulatory Matters.    As a registered bank holding company, we are subject to the supervision and regulation of the Federal Reserve. Because we are (and upon completion of the Offer to Purchase we expect that we will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve , and not subject to any unresolved supervisory issues, we are not required to file a notification with the Federal Reserve, or obtain its approval, in order to complete the  tender offer.

        The Bank Holding Company Act of 1956 and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a bank holding company of 5% and 10%, respectively, over which the owner of such voting shares may be determined to control such bank holding company. If, as a result of the tender offer, the ownership interest of any shareholder is increased over these thresholds, such shareholder may be required to reduce its ownership interest. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the tender offer.

13.   Certain U.S. Federal Income Tax Consequences.

        The following discussion is a general summary of certain U.S. federal income tax consequences of a sale of shares pursuant to the tender offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis.

        This discussion deals only with shares held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), deals only with the tax treatment of U.S. Holders (as defined below) and does not deal with all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities or persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction). In particular, different rules may apply to shares acquired as compensation. This discussion does not consider the effect of any alternative minimum taxes, any state, local or foreign tax laws or any U.S. tax considerations (e.g., estate or gift tax), other than U.S. federal income tax considerations, that may be applicable to holders of shares, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, as well as the effects of state and local tax laws. See Section 3, "Procedures for Tendering Shares—U.S. Federal Income Tax Withholding" above.

        We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (A) is subject to primary supervision of a court within the United States where one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding our shares should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares pursuant to the tender offer.

        The sale of shares by a U.S. Holder pursuant to the tender offer will generally be treated as a sale or exchange for U.S. federal income tax purposes or under certain circumstances, as a "dividend." Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a "sale or exchange" if the receipt of cash: (i) results in a "complete termination" of the holder's interest in the Company, (ii) is "substantially disproportionate" with respect to the holder or (iii) is "not essentially equivalent to a dividend" with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of shares pursuant to the tender offer generally will result in a "substantially disproportionate" redemption with respect to a holder if the percentage of the Company's voting stock owned by the holder immediately after the sale is less than 80% of the percentage of the Company's voting stock owned by the holder determined immediately before the sale. The sale of shares pursuant to the tender offer generally will be treated as "not essentially equivalent to a dividend" with respect to a holder if the reduction in the holder's proportionate interest in the Company's stock as a result of the Company's purchase of shares constitutes a "meaningful reduction" of the holder's interest. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. If any of these three tests for "sale or exchange" treatment is met, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the tender offer and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year. The ability to deduct capital losses is subject to limitations. Under the "wash sale" rules of the Code, recognition of a loss on shares sold pursuant to the tender offer will ordinarily be disallowed to the extent a holder acquires substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the tender offer. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss and any difference between the Purchase Price and the price of the substantially identical shares.

        If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a U.S. Holder who sells shares pursuant to the tender offer will be taxable to the holder as a "dividend" to the extent of such holder's allocable share of the Company's current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the holder's tax basis in the shares sold pursuant to the tender offer). Any amounts received in excess of the holder's tax basis in such case will constitute taxable gain. If the amounts received by a tendering U.S. Holder are treated as a "dividend," the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares tendered to the Company will be transferred to any remaining shares held by such holder.

        In addition, if a tender of shares is treated as a "dividend" to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a holder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Holders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of shares pursuant to the tender offer.

        We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

        The Company may be required to withhold 28% of the gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder has completed and submitted to the Company a Form W-9 providing the U.S. Holder's taxpayer identification number, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

        Even though the Company may have received a completed W-9 from a U.S. Holder, the Company may nevertheless be required to backup withhold if it receives a notice from the IRS to the effect that backup withholding is required.

        The tax discussion set forth above is included for general information only. Each holder is urged to consult such holder's own tax advisor to determine the particular tax consequences to him or her of the tender offer, including the applicability and effect of state, local and foreign tax laws.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

        Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

         If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought)

will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $14.00 or decrease the price to be paid per share below $13.00 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate Purchase Price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate Purchase Price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days. For purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.   Fees and Expenses; Dealer Manager/Information Agent; Depositary.

        We have retained Keefe Bruyette & Woods, Inc. to act as Dealer Manager and Information Agent and provide certain financial advisory services to us in connection with the tender offer, and Computershare to act as Depositary in connection with the tender offer. The Dealer Manager/Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager/Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses, including, if applicable, fees and expenses of counsel, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers or dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager/Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if shareholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager/Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

        The Dealer Manager/Information Agent and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        The Dealer Manager/Information Agent and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager/Information Agent and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager/Information Agent and its affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

July 13, 2016

        The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

If delivering by first class mail:	If delivering by registered mail or overnight courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Dealer Manager/Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Dealer Manager/Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Dealer Manager and Information Agent for the Tender Offer is:

Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue, 4th Floor
New York, NY 10019
877-892-9475
10:00 a.m. - 4:00 p.m., Monday through Friday